Exhibit 99.1

Alaska Communications Reports Solid Fourth Quarter and Year-End 2016 Results

-Posted 2016 Total Wireline Revenues of $226.9 million, a 3.2% increase-

-Reported 2016 Business and Wholesale Revenue growth of 8.2% -

-Completed debt refinance and expect to launch Convertible Note tender offer-

-Established Share Repurchase Program for up to $10 million-

ANCHORAGE, Alaska--(BUSINESS WIRE)--March 14, 2017--Alaska Communications Systems Group, Inc. (NASDAQ: ALSK) today reported financial results for its fourth quarter and full year ended Dec. 31, 2016.

“We delivered wireline growth for a third consecutive year in 2016. Year-over-year wireline revenue growth of 3.2% was driven by Business and Wholesale, which reported another year of solid growth at 8.2%. Our guidance for 2017 affirms our confidence in continued operating performance fueled by broadband market growth, continued share gain, securing an increased share of wallet with managed IT services and continued attention to cost management.

“Additionally, we are pleased to note several developments that we believe will generate further value to our shareholders. We have executed capacity agreements with Quintillion Networks that will open new markets in Northwest Alaska, creating yet another growth driver. We also entered into a senior credit facility that will extend our debt maturities and allow us to launch, in the near-term, a tender offer for all of our outstanding convertible notes. Lastly, by approving a stock repurchase program for up to $10 million with purchases expected to begin no earlier than some time during the second quarter, the Board has created another avenue of capital allocation for shareholder value creation.”

“We are confident in performing to our organic plan. In addition, we will continue to explore strategic actions to develop scale and geographic diversification for Alaska Communications by evaluating opportunities that leverage the very unique portfolio of skills and competencies we have developed over the last several years. We look forward to reporting progress on all fronts over the upcoming quarters,” said Anand Vadapalli, Alaska Communications president and CEO.

Revenue Highlights: Fourth Quarter 2016 compared to Fourth Quarter 2015 and Full Year 2016 to 2015

  Wireline revenues:
    Revenue increased quarterly 2.1 percent to $57.8 million and annually 3.2 percent to $226.9 million.
    Total broadband revenue increased quarterly 8.3 percent to $30.1 million and annually 10.5 percent to $115.8 million.
  Business and wholesale:
    Comprised 60.3 percent of total revenue in 2016.
    Increased quarterly 4.6 percent to $35.4 million and annually 8.2 percent to $136.9 million.
    Broadband revenues increased quarterly 9.6 percent to $23.7 million and annually 14.7 percent to $90.8 million.
  Consumer:
    Comprised 16.6 percent of total revenue in 2016.
    Revenue decreased quarterly 3.3 percent to $9.4 million and annually 5.7 percent to $37.7 million.
    Broadband revenue increased quarterly 3.8 percent to $6.4 million and decreased annually 2.5 percent to $25.0 million.
  Regulatory:
    Comprised 23.0 percent of total revenue in 2016.
    Revenue decreased quarterly 0.5 percent to $13.0 million and annually 2.0 percent to $52.3 million.

Financial Metrics: Fourth Quarter 2016 compared to Fourth Quarter 2015 and Full Year 2016

  Net income for the fourth quarter was $1.6 million, compared to $0.3 million. Full year net income was $2.3 million, and represents the first full year of operations as a pure play broadband and managed IT services provider.
  Net cash provided by operating activities for the fourth quarter was $8.8 million, compared to $7.1 million. Full year cash provided by operating activities was $37.3 million.
  Capital expenditures for the fourth quarter were $8.6 million, compared to $12.7 million. Full year capital expenditures were $30.9 million.

Non-GAAP Metrics: Fourth Quarter 2016 compared to Fourth Quarter 2015 and Full Year 2016 to 2015

  Adjusted EBITDA for the fourth quarter was $16.4 million, compared to $13.8 million. Full year Adjusted EBITDA was $58.2 million, up from $49.9 million.
  Adjusted free cash flow for the fourth quarter was $2.7 million, compared to $0.1 million. Full year Adjusted free cash flow was $9.8 million, improving $13.5 million from a net outflow of $3.7 million.

Information regarding non-GAAP financial measures, including reconciliations of non-GAAP financial measures to GAAP financial measures can be found below, in tables at the end of this release and on the company’s website at http://www.alsk.com in the investment data section.

Balance Sheet Metrics: December 31, 2016 compared to December 31, 2015

  Cash remained strong at $21.2 million, compared to $36.0 million, primarily reflecting the repayment of $13.4 million of long-term debt.
  Net debt was $162.8 million, compared to $161.7 million.

Debt

In a separate release today, Alaska Communications announced it entered into a senior credit facility that provides for a $120 million tranche maturing in 2022 and a $60 million tranche maturing in 2023, together with a $15 million revolving credit facility.

Share Repurchase Program

In a separate release today, Alaska Communications announced its board of directors has authorized a share repurchase program for up to $10 million of shares of Common Stock. Purchases of Common Stock will be subject to, among other things, federal and state securities, corporate and other laws and regulations and Alaska Communications financing arrangements.

2017 Guidance

Laurie Butcher, Alaska Communications senior vice-president of finance, said, “During 2016, we delivered solid operating performance. Additionally, we have refinanced our long-term debt, removing uncertainty and extending our maturities. Our guidance for 2017 reflects our commitment to maintain strong operating results.”

Guidance for 2017 is provided as follows:

  Total Wireline Revenue between $229 million and $235 million
  Adjusted EBITDA between $59 million and $61 million
  Capital Expenditures between $35 million and $38 million
  Adjusted Free Cash Flow expected to be announced on Q1 call after completion of anticipated tender offer process for convertible debt

Conference Call

The Company will host a conference call and live webcast on Tuesday, March 14, 2017 at 5:00 p.m. Eastern Time to discuss the results. The live webcast will include a slide presentation. Parties in the United States and Canada can access the call at 1-800-245-1683 and enter pass code 264066. All other parties can access the call at 1-719-325-2120.

The live webcast of the conference call will be accessible from the "Events Calendar" section of the Company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until April 13, 2017 at 8:00 p.m. Eastern Time. To hear the replay, parties in the United States and Canada can call 1-888-203-1112 and enter pass code 5845595. All other parties can call 1-719-457-0820 and enter pass code 5845595.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Non-GAAP Measures

In an effort to provide investors with additional information regarding our financial results, we have provided certain non-GAAP financial information, including Adjusted EBITDA, Adjusted Free Cash Flow and Net Debt. Adjusted EBITDA and Adjusted Free Cash Flow measure the Company’s primary business activities without regard for the effects of special items and income tax structure. Adjusted EBITDA eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the Company’s business operations and is used by Management and the Company’s Board of Directors to evaluate current operating financial performance, analyze and evaluate strategic and operational decisions and better evaluate comparability between periods. Adjusted Free Cash Flow is a non-GAAP liquidity measured used by Management and the Company’s Board of Directors to assess the Company’s ability to generate cash and plan for future operating and capital actions. Adjusted EBITDA and Adjusted Free Cash Flow are common measures utilized by our peers (other telecommunications companies) and we believe they provide useful information to investors and analysts about the Company’s operating results, financial condition and cash flows. Net Debt provides Management and the Company’s Board of Directors with a measure of the Company’s current leverage position. The definition of these non-GAAP measures is provided on Schedules 4, 6 and 9 to this press release. Adjusted EBITDA and Adjusted Free Cash Flow should not be considered a substitute for Net Income, Net Cash Provided by Operating Activities and other measures of financial performance recorded in accordance with GAAP. Reconciliations of our non-GAAP measures to our nearest GAAP measures can be found in the tables in this release and on our website in the investment data section. Other companies may not calculate non-GAAP measures in the same manner as Alaska Communications. The Company does not provide reconciliations of guidance for Adjusted EBITDA to Net Income, and Adjusted Free Cash Flow to Net Cash from Operating Activities, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company does not forecast certain items required to develop the comparable GAAP financial measures. These items are realized and unrealized gains and losses on effective and ineffective hedges, charges and benefits for uncollectible accounts, certain other non-cash expenses, unusual items typically excluded from Adjusted EBITDA and Adjusted Free Cash Flow, and changes in operating assets and liabilities (generally the most significant of these items, representing cash outflows of $6.1 million and $3.9 million in the twelve-month periods of 2016 and 2015, respectively).

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control. Such factors include, without limitation, Federal and Alaska Universal Service Fund changes, our ability to meet the terms and conditions of the new credit facility, draw down funds under the facility and continue to meet its requirements, our ability to commence the expected tender offer for our 6.25% Convertible Notes or otherwise repurchase such notes due 2018 or make repurchases of shares of Common Stock under the Company’s repurchase plan or otherwise, adverse economic conditions, the effects of competition in our markets, our relatively small size compared with our competitors, the Company’s ability to compete, manage, integrate, market, maintain, and attract sufficient customers for its products and services, adverse changes in labor matters, including workforce levels, our ability to service our debt (including pursuant to our refinanced credit arrangements) and refinance as required, labor negotiations, including renegotiating our collective bargaining agreement, employee benefit costs, our ability to control other operating costs, disruption of our suppliers’ provisioning of critical products or services, the impact of natural or man-made disasters, changes in Company’s relationships with large customers, unforeseen changes in public policies, regulatory changes, changes in technology and standards, our internal control over financial reporting, and changes in accounting standards or policies, which could affect reported financial results. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Copies of the Company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com or at the SEC’s website, www.sec.gov.

Important Information Regarding the Expected Tender Offer

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any and all of Alaska Communications Systems Group Inc.’s outstanding 6.25% Convertible Notes due 2018. The expected tender offer described in this press release has not yet commenced, and there can be no assurances that Alaska Communications will commence the tender offer on the terms and conditions described in this press release or at all. If Alaska Communications commences the tender offer, the tender offer will be made solely by an Offer to Purchase, the Letter of Transmittal and related materials, as they may be amended or supplemented. Stockholders should read Alaska Communications’ commencement tender offer statement on Schedule TO expected to be filed with the SEC in connection with the tender offer, which will include as exhibits the Offer to Purchase, the Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. If Alaska Communications commences the tender offer, each of these documents will be filed with the SEC, and, when available, stockholders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent in connection with the tender offer.

				Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED SCHEDULE OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Operating revenues:
Operating revenues, non-affiliates	$57,793	$56,631	$226,866	$232,242
Operating revenues, affiliates	-	-	-	575
Total operating revenues	57,793	56,631	226,866	232,817

Operating expenses:
Cost of services and sales (excluding depreciation and amortization), non-affiliates	25,073	26,106	102,137	107,162
Cost of services and sales (excluding depreciation and amortization), affiliates	-	-	-	4,961
Selling, general & administrative	17,173	17,407	70,209	88,389
Depreciation and amortization	8,782	8,376	34,690	33,867
Loss (gain) on disposal of assets, net	37	112	321	(46,252)
Earnings from equity method investments	-	-	-	(3,056)

Total operating expenses	51,065	52,001	207,357	185,071

Operating income	6,728	4,630	19,509	47,746

Other income and (expense):
Interest expense	(3,857)	(4,088)	(15,447)	(19,841)
Loss on extinguishment of debt	-	-	(336)	(4,878)
Interest income	8	2	26	58
Total other income and (expense)	(3,849)	(4,086)	(15,757)	(24,661)

Income before income tax expense	2,879	544	3,752	23,085

Income tax expense	(1,282)	(218)	(1,499)	(10,200)

Net income	1,597	326	2,253	12,885

Less net loss attributable to noncontrolling interest	(32)	(13)	(133)	(69)

Net income attributable to Alaska Communications	$1,629	$339	$2,386	$12,954

Net income per share attributable to Alaska Communications:
Basic	$0.03	$0.01	$0.05	$0.26
Diluted	$0.03	$0.01	$0.05	$0.25

Weighted average shares outstanding:
Basic	51,358	50,415	51,169	50,247
Diluted	53,004	51,617	52,188	51,368

		Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	December 31,	December 31,
Assets	2016	2015

Current assets:
Cash and cash equivalents	$21,228	$36,001
Restricted cash	1,917	1,824
Accounts receivable, net of allowance of $1,115 and $1,693	25,062	25,225
Materials and supplies	4,917	4,674
Prepayments and other current assets	5,995	8,068
Total current assets	59,119	75,792

Property, plant and equipment	1,349,899	1,337,098
Less: accumulated depreciation and amortization	(983,050)	(967,776)
Property, plant and equipment, net	366,849	369,322

Deferred income taxes	14,718	16,660
Other assets	1,674	1,827
Total assets	$442,360	$463,601

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term obligations	$1,973	$3,671
Accounts payable, accrued and other current liabilities	38,180	51,275
Advance billings and customer deposits	4,167	4,513
Total current liabilities	44,320	59,459

Long-term obligations, net of current portion	177,626	185,018
Other long-term liabilities, net of current portion	61,538	65,265
Total liabilities	283,484	309,742
Commitments and contingencies
Alaska Communications stockholders' equity:
Common stock, $.01 par value; 145,000 authorized	515	505
Additional paid in capital	159,474	156,971
Retained earnings (accumulated deficit)	752	(1,634)
Accumulated other comprehensive loss	(2,910)	(3,086)
Total Alaska Communications stockholders' equity	157,831	152,756
Noncontrolling interest	1,045	1,103
Total stockholders' equity	158,876	153,859

Total liabilities and stockholders' equity	$442,360	$463,601

				Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net income	$1,597	$326	$2,253	$12,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,782	8,376	34,690	33,867
Gain on wireless sale	-	-	-	(48,232)
Loss on the disposal of assets, net	37	112	321	1,980
Unrealized gain on ineffective hedge	-	83	-	(737)
Amortization of debt issuance costs and debt discount	1,011	1,052	4,046	4,114
Amortization of ineffective hedge	-	-	-	1,970
Loss on extinguishment of debt	-	-	336	4,878
Amortization of deferred capacity revenue	(872)	(849)	(3,436)	(3,011)
Stock-based compensation	683	110	2,830	2,008
Deferred income tax expense	1,312	1,312	1,855	4,883
Charge (benefit) for uncollectible accounts	212	(127)	378	1,258
Cash distribution from equity method investments	-	-	-	3,056
Earnings from equity method investments	-	-	-	(3,056)
Other non-cash expense, net	155	117	621	934
Income taxes payable (receivable)	338	(2,087)	(514)	(351)
Changes in operating assets and liabilities	(4,417)	(1,344)	(6,127)	(3,865)
Net cash provided by operating activities	8,838	7,081	37,253	12,581

Cash Flows from Investing Activities:
Capital expenditures	(8,569)	(12,698)	(30,920)	(50,914)
Capitalized interest	(266)	(326)	(1,077)	(1,558)
Change in unsettled capital expenditures	877	608	(8,304)	3,995
Proceeds on wireless sale	-	-	-	285,160
Proceeds on sale of assets	-	11	2,664	3,140
Return of capital from equity investment	-	-	-	1,875
Net change in restricted cash	(106)	-	(93)	(1,357)
Net cash (used) provided by investing activities	(8,064)	(12,405)	(37,730)	240,341

Cash Flows from Financing Activities:
Repayments of long-term debt	(1,066)	(571)	(13,421)	(333,961)
Proceeds from the issuance of long-term debt	-	-	-	90,061
Debt issuance costs	(500)	(346)	(544)	(4,901)
Cash paid for debt extinguishment	-	-	(150)	(391)
Cash paid in acquisition of business	-	-	-	(291)
Cash proceeds from noncontrolling interest	-	-	75	250
Payment of withholding taxes on stock-based compensation	(4)	(6)	(476)	(408)
Excess tax benefit (expense) from share-based payments	4	-	(47)	733
Proceeds from issuance of common stock	137	144	267	278
Net cash used by financing activities	(1,429)	(779)	(14,296)	(248,630)

Change in cash and cash equivalents	(655)	(6,103)	(14,773)	4,292

Cash and cash equivalents, beginning of period	21,883	42,104	36,001	31,709

Cash and cash equivalents, end of period	$21,228	$36,001	$21,228	$36,001

Supplemental Cash Flow Data:
Interest paid	$4,596	$4,981	$12,608	$16,101
Income taxes paid, net	$(372)	$994	$205	$4,936

				Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ADJUSTED EBITDA
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net income	$ 1,597	$ 326	$ 2,253	$ 12,885
Add (subtract):
Interest expense	3,857	4,088	15,447	19,841
Loss on extinguishment of debt	-	-	336	4,878
Interest income	(8)	(2)	(26)	(58)
Depreciation and amortization	8,782	8,376	34,690	33,867
Loss (gain) on disposal of assets, net	37	112	321	(46,252)
Earnings from equity method investments	-	-	-	(3,056)
AWN distributions received/receivable, net	-	-	-	765
Income tax expense	1,282	218	1,499	10,200
Stock-based compensation	683	110	2,830	2,008
Long-term cash incentives	179	425	764	1,781
Pension adjustment	-	(76)	-	134
Gift of services	-	(388)	-	(388)
Net loss attributable to noncontrolling interest	32	13	133	69
Wireless sale transaction-related and wind down costs	-	643	-	13,272

Adjusted EBITDA	$ 16,441	$ 13,845	$ 58,247	$ 49,946

NonGAAP Measures:

The Company provides certain non-GAAP financial information, including Adjusted EBITDA, Adjusted Free Cash Flow and Net Debt. Adjusted EBITDA and Adjusted Free Cash Flow measure the Company’s primary business activities without regard for the effects of special items and income tax structure. Adjusted EBITDA eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the Company’s business operations and is used by Management and the Company’s Board of Directors to evaluate current operating financial performance, analyze and evaluate strategic and operational decisions and better evaluate comparability between periods. Adjusted Free Cash Flow is a non-GAAP liquidity measure used by Management and the Company's Board of Directors to assess the Company’s ability to generate cash and plan for future operating and capital actions. Adjusted EBITDA and Adjusted Free Cash Flow are common measures utilized by our peers (other telecommunications companies) and we believe they provide useful information to investors and analysts about the Company’s operating results, financial condition and cash flows. Net Debt provides Management and the Board of Directors with a measure of the Company’s current leverage position.

The Company does not provide reconciliations of guidance for Adjusted EBITDA to Net Income, and Adjusted Free Cash Flow to Net Cash Provided by Operating Activities, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company does not forecast certain items required to develop the comparable GAAP financial measures. These items are realized and unrealized gains and losses on effective and ineffective hedges, charges and benefits for uncollectible accounts, certain other non-cash expenses, unusual items typically excluded from Adjusted EBITDA and Adjusted Free Cash Flow, and changes in operating assets and liabilities (generally the most significant of these items, representing cash outflows of $6.1 and $3.9 million in the years ended December 31, 2016 and 2015, respectively).

Adjusted EBITDA and Adjusted Free Cash Flow are not GAAP measures and should not be considered a substitute for net income, net cash provided by operating activities, or net cash provided or used. Adjusted EBITDA as computed below is not consistent with the definition of Consolidated EBITDA referenced in our 2015 Senior Credit Agreements, and other companies may not calculate Non-GAAP measures in the same manner we do.

Adjusted EBITDA is defined as net income (loss) before interest, loss on extinguishment of debt, depreciation and amortization, gain or loss on asset purchases or disposals including the sale of our wireless operations, earnings from equity method investments, income taxes, Wireless Sale transaction and wind-down related costs, stock-based compensation, pension adjustments, gift of services, net loss attributable to noncontrolling interest and expenses under the Company’s long term cash incentive plan (“LTCI”). LTCI expenses are considered part of an interim compensation structure, which ended in 2016, to mitigate the dilutive impact of additional share issuances for executive compensation. Distributions from AWN are included in Adjusted EBITDA.

				Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
RECONCILIATION OF NET CASH FROM OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net cash provided by operating activities	$8,838	$7,081	$37,253	$12,581
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow:
Capital expenditures excluding acquisition price of North Slope fiber network	(8,569)	(12,698)	(30,920)	(39,914)
Milestone billings for fiber build project for a carrier customer	-	4,500	-	7,000
Purchase of North Slope fiber network:
Acquisition price	-	-	-	(11,000)
(Paid) less: 50% due in 2016	-	-	(5,500)	5,500
Proceeds on sale of fiber to joint venture partner	-	-	2,650	2,650
Other cash proceeds	-	-	-	400
Amortization of deferred capacity revenue	872	849	3,436	3,011
Amortization of GCI/AWN capacity revenue	(535)	(520)	(2,082)	(2,169)
Amortization of debt issuance costs and debt discount	(1,011)	(1,052)	(4,046)	(4,114)
Interest expense	3,857	4,088	15,447	19,841
Interest paid	(4,596)	(4,981)	(12,608)	(16,101)
Interest income	(8)	(2)	(26)	(58)
Unrealized gain on ineffective hedge	-	(83)	-	737
Amortization of ineffective hedge	-	-	-	(1,970)
Income tax expense	1,282	218	1,499	10,200
Income taxes (payable) receivable	(338)	2,087	514	351
Deferred income tax expense	(1,312)	(1,312)	(1,855)	(4,883)
(Charge) benefit for uncollectible accounts	(212)	127	(378)	(1,258)
Cash distribution from equity method investments	-	-	-	(3,056)
Long-term cash incentives	179	425	764	1,781
Pension adjustment	-	(76)	-	134
Gift of services	-	(388)	-	(388)
Net loss attributable to noncontrolling interest	32	13	133	69
Wireless sale transaction-related and wind down costs	-	643	-	13,272
AWN distributions received/receivable, net	-	-	-	765
Other non-cash expense, net	(155)	(117)	(621)	(934)
Changes in operating assets and liabilities	4,417	1,344	6,127	3,865
Adjusted free cash flow	$2,741	$146	$9,787	$(3,688)

				Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
ADJUSTED FREE CASH FLOW
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Adjusted EBITDA	$16,441	$13,845	$58,247	$49,946

Less:
Capital expenditures excluding acquisition price of North Slope fiber network	(8,569)	(12,698)	(30,920)	(39,914)
Milestone billings for fiber build project for a carrier customer	-	4,500	-	7,000
Net capital expenditures	(8,569)	(8,198)	(30,920)	(32,914)

Purchase of North Slope fiber network
Acquisition price	-	-	-	(11,000)
(Paid) less: 50% due in 2016	-	-	(5,500)	5,500
Proceeds on sale of fiber to joint venture partner	-	-	2,650	2,650
Less: other cash proceeds	-	-	-	400
Net North Slope purchase	-	-	(2,850)	(2,450)

Amortization of GCI/AWN capacity revenue	(535)	(520)	(2,082)	(2,169)
Interest paid	(4,596)	(4,981)	(12,608)	(16,101)

Adjusted free cash flow*	$2,741	$146	$9,787	$(3,688)

* Quarterly Adjusted Free Cash Flow fluctuates and should not be viewed as an indicator of annual performance. Onetime events, seasonality of capital spend and the timing of interest payments may result in negative Adjusted Free Cash Flow in one or more quarters.

NonGAAP Measures:

Adjusted Free Cash Flow is a non-GAAP liquidity measure and is defined as Adjusted EBITDA, less recurring operating cash requirements which include capital expenditures, net of cash received for a fiber build for a carrier customer, less cash interest paid, amortization of GCI/AWN capacity revenue, and cash receipts and payments associated with the purchase of the North Slope fiber network and establishment of our joint venture with QHL. Amortization of deferred revenue associated with our interconnection agreement with AWN and GCI is excluded from Adjusted Free Cash Flow because no cash was received by the Company in connection with this agreement. Amortization of all other deferred revenue, including that associated with other IRU capacity arrangements, is included in Adjusted Free Cash Flow because cash was received by the Company, typically at contract inception, and is being amortized to revenue over the term of the relevant agreement.

Alaska Communications continues to have net operating losses and is not a significant taxpayer on ordinary income. Income taxes paid in 2015 and 2016 are related to the Wireless retail sale and are not included in Adjusted Free Cash Flow.

See Schedule 3 for Net cash provided by operating activities, Net cash (used) provided by investing activities, and Net cash used by financing activities.

See Schedule 5 for the reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow.

				Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
REVENUE BY CUSTOMER GROUP
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Business and wholesale revenue
Business broadband	$15,506	$13,947	$59,218	$51,058
Business voice and other	6,678	7,273	27,903	28,909
Managed IT services	1,202	1,069	4,173	3,316
Equipment sales and installations	1,938	1,691	6,441	6,274
Wholesale broadband	8,222	7,709	31,581	28,126
Wholesale voice and other	1,861	2,175	7,539	8,764

Total business and wholesale revenue	35,407	33,864	136,855	126,447
Growth in business and wholesale	4.6%		8.2%
Consumer revenue
Broadband	6,360	6,127	24,981	25,621
Voice and other	2,998	3,552	12,763	14,408

Total consumer revenue	9,358	9,679	37,744	40,029

Total business, wholesale, and consumer revenue	44,765	43,543	174,599	166,476
Growth in business, wholesale and consumer revenue	2.8%		4.9%
Growth in broadband revenue	8.3%		10.5%

Regulatory revenue
Access	8,096	8,167	32,412	33,644
High cost support	4,932	4,921	19,855	19,682

Total regulatory revenue	13,028	13,088	52,267	53,326

Total wireline revenue	57,793	56,631	226,866	219,802
Growth in wireline revenue	2.1%		3.2%

Total wireless & AWN related revenue	-	-	-	13,015

Total revenue	$57,793	$56,631	$226,866	$232,817

			Schedule 8

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2016	2016	2015

Voice:
Business access lines	73,977	74,328	76,598
Consumer access lines	33,418	34,319	37,683

Voice ARPU business	$22.44	$23.78	$23.37
Voice ARPU consumer	$27.83	$28.25	$28.45

Broadband:
Business connections (1)	15,239	15,321	15,340
Consumer connections	34,603	33,922	33,275

Broadband ARPU business (1)	$337.98	$328.83	$299.10
Broadband ARPU consumer	$61.26	$61.03	$60.75

Churn:
Business voice	1.1%	1.4%	1.2%
Consumer broadband	2.2%	2.7%	2.4%
Consumer voice	1.4%	1.7%	1.7%

(1)	How we calculate broadband connections has changed to exclude certain connections.
Historical amounts have been restated to reflect appropriate comparisons period over period.

		Schedule 9

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
LONG TERM DEBT AND NET DEBT
(Unaudited, In Thousands)

	December 31,	December 31,
	2016	2015
2015 senior secured credit facilities due 2018	$86,750	$89,750
Debt issuance costs - 2015 senior secured credit facilities due 2018	(1,738)	(3,406)
6.25% convertible notes due 2018	94,000	104,000
Debt discount - 6.25% convertible notes due 2018	(2,271)	(4,641)
Debt issuance costs - 6.25% convertible notes due 2018	(467)	(1,010)
Revolving credit facility loan	-	-
Capital leases and other long-term obligations	3,325	3,996
Total debt	179,599	188,689
Less current portion	(1,973)	(3,671)
Long-term obligations, net of current portion	$177,626	$185,018

Total debt	$179,599	$188,689
Plus debt discounts and debt issuance costs	4,476	9,057
Gross debt	184,075	197,746
Cash and cash equivalents	(21,228)	(36,001)
Net debt	$162,847	$161,745

CONTACT:
Alaska Communications
Investor Contact:
Tiffany Dunn, 907-564-7556
Manager, Board and Investor Relations
investors@acsalaska.com
or
Media Contact:
Hannah Blankenship, 907-564-1326
Manager, Corporate Communications
Hannah.Blankenship@acsalaska.com